As filed with the Securities and Exchange Commission on April 3, 2003

Registration No. 333-103287

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 1
TO

FORM S-3
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

O’CHARLEY’S INC.
(Exact name of Registrant as specified in its Charter)

Tennessee (State or other Jurisdiction of Incorporation or Organization)	62-1192475 (I.R.S. Employee Identification Number)

3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
(Address, Including Zip Code, and Telephone Number,
Including Area Code, of Registrant’s Principal Executive Offices)

A. Chad Fitzhugh
O’Charley’s Inc.
3038 Sidco Drive
Nashville, Tennessee 37204
(615) 256-8500
(Name, Address, Including Zip Code, and Telephone Number
Including Area Code, of Agent For Service)

Copies to:

J. Page Davidson
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
(615) 742-6200

     Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.   ☐

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.   ☒

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.   ☐

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.   ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

SUBJECT TO COMPLETION, DATED APRIL 3, 2003

PROSPECTUS

941,176 SHARES

O’CHARLEY’S INC.

COMMON STOCK

     All of the 941,176 shares of common stock offered hereby are being offered by certain of our shareholders. See “Selling Shareholders.” We will not receive any proceeds from the sale of the common stock offered hereby.

     The shares of common stock offered hereby may be sold from time to time in brokerage transactions at prevailing market prices through Merrill, Lynch & Co., Inc. or others, in privately negotiated transactions for the account of each of the selling shareholders at prices at or near the market price, or in other privately negotiated transactions. See “Plan of Distribution.”

     We have agreed to bear all expenses, other than selling commissions and related expenses relating to the shares, in connection with the registration and sale of the shares being registered hereby. We have agreed to indemnify the selling shareholders against certain liabilities and the selling shareholders have agreed to indemnify us against certain liabilities in connection with this offering, including liabilities under the Securities Act of 1933, as amended. See “Plan of Distribution.”

     Our common stock is traded on the Nasdaq Stock Market’s National Market under the symbol “CHUX.” The last reported sale price per share of our common stock on the Nasdaq National Market on April 2, 2003 was $18.86.

     Investing in our common stock involves risks. See “Risk Factors” beginning on page 2 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is            , 2003.

TABLE OF CONTENTS

The Company	1
Risk Factors	2
Special Note Regarding Forward Looking Statements	8
Selling Shareholders	9
Use of Proceeds	9
Plan of Distribution	10
Legal Matters	11
Experts	11
Where Can You Find More Information	11
Incorporation By Reference	12

     You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized anyone to provide you with information different from that contained or incorporated by reference in this prospectus. When you make a decision about whether to invest in our common stock, you should not rely upon any information other than the information contained or incorporated by reference in this prospectus. You should assume that the information contained in this prospectus is accurate only as of the date of this prospectus, and you should assume the information contained in any document incorporated by reference in this prospectus is accurate only as of the date of that document. Our business, financial condition, results of operations and prospects may have changed since those dates. This prospectus is not an offer to sell or the solicitation of an offer to buy our common stock in any circumstances or jurisdiction where the offer or sale is not permitted.

     In this prospectus, “we,” “us,” and “our” refer to O’Charley’s Inc. and its subsidiaries.

THE COMPANY

     We operate 190 O’Charley’s restaurants and six Stoney River Legendary Steaks restaurants in 15 Southeastern and Midwestern states. In addition, on January 27, 2003, we acquired the “Ninety Nine Restaurant and Pub.” There are 79 Ninety Nine Restaurant and Pub restaurants located in six Northeastern states.

     O’Charley’s restaurants provide fresh, high quality food in a relaxed, friendly atmosphere. Our goal is to differentiate our O’Charley’s restaurants by exceeding customer expectations as to the quality of food and the friendliness of service. The key elements of the O’Charley’s concept include:

•	offering high-quality, freshly prepared American fare;

•	providing an attractive price-to-value relationship;

•	ensuring a superior dining experience;

•	creating a casual, neighborhood atmosphere through our restaurant design;

•	providing an attractive operating environment for our employees;

•	leveraging our commissary operations; and

•	pursuing disciplined growth strategy.

     Stoney River restaurants are upscale steakhouses that are intended to appeal to both upscale casual dining and fine dining customers by offering the high-quality food and attentive customer service typical of high-end steakhouses at more moderate prices. Stoney River restaurants have an “upscale mountain lodge” design with a large stone fireplace, plush sofas and rich woods that make the interior of the restaurant inviting and comfortable. The menu features hand-cut, premium midwestern beef along with fresh seafood and a variety of other gourmet entrees. An extensive assortment of freshly prepared salads and side dishes is available a la carte. The menu also includes several specialty appetizers and desserts. Our growth strategy for the Stoney River concept is to concentrate on major metropolitan markets in the Southeast and Midwest with disciplined, controlled development and the potential to accelerate development over the next several years. We operate six Stoney River restaurants in Atlanta, Georgia, Chicago, Illinois, Louisville, Kentucky and Nashville, Tennessee.

     Ninety Nine Restaurant and Pub restaurants are casual dining restaurants that provide high quality food at moderate prices in a comfortable, relaxed atmosphere. The menu features a wide selection of appetizers, salads, sandwiches, burgers, entrees and desserts, all served in generous portions. Signature elements of the Ninety Nine prototype restaurant include an open view kitchen, booth seating throughout, walls covered with historical local community memorabilia and a self-enclosed, centrally located rectangle bar. The restaurant’s interior features slate floors, low ceilings and natural woods, designed to create a cozy, friendly and warm atmosphere.

     Our principal executive offices are located at 3038 Sidco Drive, Nashville, Tennessee 37204 (Telephone 615-256-8500), and we maintain a website at http://www.ocharleys.com. Information on our website is not part of this prospectus.

RISK FACTORS

     You should carefully consider the risks described below before buying the shares of common stock offered hereby. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also significantly impair our business, financial condition and results of operations.

     If any of the following risks actually occur, our business, financial condition and results of operations could be materially harmed, the trading price of our common stock could decline and you may lose all or part of your investment.

We May Not Be Able to Successfully Complete the Integration of Ninety Nine Restaurant and Pub, Which Could Adversely Affect Our Business, Financial Condition and Results of Operations.

     On January 27, 2003, we acquired Ninety Nine Restaurant and Pub, or 99, a casual dining restaurant company with 78 locations in Connecticut, Maine, Massachusetts, New Hampshire, Rhode Island, and Vermont. The acquisition of Ninety Nine was substantially larger than any acquisition we have previously completed, and our management team does not have significant experience integrating the operations of acquired businesses. In addition, our Ninety Nine restaurants are located in markets in which we have not historically operated. Achieving the expected benefits of the Ninety Nine acquisition will depend in large part on our completion of the integration of Ninety Nine’s operations and personnel in a timely and efficient manner. The challenges involved in this integration include the following:

•	persuading employees of Ninety Nine that our business cultures are compatible and maintaining employee morale;

•	retaining the senior management team of Ninety Nine, many of whom received significant payments in connection with the acquisition;

•	maintaining a workforce over expanded geographic locations; and

•	consolidating corporate, commissary, information technology and administrative infrastructures.

     If we cannot overcome the challenges we face in completing the integration of Ninety Nine, our ability to effectively and profitably manage Ninety Nine’s business could suffer. We cannot assure you that our Ninety Nine Restaurant and Pub restaurants will generate revenues or profit margins consistent with prior years. Moreover, the integration process itself may be disruptive to our business, as it will divert the attention of management from its normal operational responsibilities and duties. We cannot offer any assurance that we will be able to successfully integrate Ninety Nine’s operations or personnel or realize the anticipated benefits of the acquisition. Our failure to successfully complete the integration of Ninety Nine could harm our business, financial condition and results of operations.

Our Continued Growth Depends On Our Ability To Open New Restaurants And Operate Our New Restaurants Profitably.

     A significant portion of our historical growth has been due to opening new restaurants. We opened 24 new O’Charley’s restaurants and three new Stoney River restaurants in 2002 and plan to open 27 to 29 additional O’Charley’s restaurants, approximately ten Ninety Nine restaurants and approximately two Stoney River restaurants during 2003. Our ability to open new restaurants will depend on a number of factors, such as:

•	the selection and availability of quality restaurant sites;

•	our ability to negotiate acceptable lease or purchase terms;

•	our ability to hire, train and retain the skilled management and other personnel necessary to open new restaurants;

•	our ability to secure the governmental permits and approvals required to open new restaurants;

•	our ability to manage the amount of time and money required to build and open new restaurants, including the possibility that adverse weather conditions may delay construction and the opening of new restaurants; and

•	the availability of adequate financing.

     Many of these factors are beyond our control. We cannot assure you that we will be successful in opening new restaurants in accordance with our current plans or otherwise or that our rate of future growth, if any, will not decline from our recent historical growth rates. Furthermore, we cannot assure you that our new restaurants will generate revenues or profit margins consistent with those of our existing restaurants, or that the new restaurants will be operated profitably. In May 2000, we acquired the Stoney River Legendary Steaks concept, including two Stoney River restaurants in suburban Atlanta. We currently operate six Stoney River restaurants. On January 27, 2003, we acquired Ninety Nine Restaurant and Pub, including 78 Ninety Nine Restaurant and Pub restaurants. We cannot assure you that we will be able to operate these restaurants profitably.

Our Growth May Strain Our Management And Infrastructure, Which Could Slow Our Development Of New Restaurants And Adversely Affect Our Ability To Manage Existing Restaurants.

     Our growth has placed significant demands upon our management. We also face the risk that our existing systems and procedures, restaurant management systems, financial controls, and information systems will be inadequate to support our planned growth. We cannot predict whether we will be able to respond on a timely basis to all of the changing demands that our planned growth will impose on management and these systems and controls. In May 2000, we acquired the Stoney River Legendary Steaks concept. In January 2003, we acquired the Ninety Nine Restaurant and Pub concept. The development of the Stoney River concept and the integration and operation of the Ninety Nine concept will place significant demands on our management. These demands on our management and systems could also adversely affect our ability to manage our existing restaurants. If our management is unable to meet these demands or if we fail to continue to improve our information systems and financial controls or to manage other factors necessary for us to achieve our growth objectives, our operating results or cash flows could be materially adversely affected.

Unanticipated Expenses And Market Acceptance Could Affect The Results Of Restaurants We Open In New And Existing Markets.

     As part of our growth plans, we may open new restaurants in areas in which we have little or no operating experience and in which potential customers may not be familiar with our restaurants. As a result, we may have to incur costs related to the opening, operation and promotion of those new restaurants that are substantially greater than those incurred in other areas. Even though we may incur substantial additional costs with these new restaurants, they may attract fewer customers than our more established restaurants in existing markets. As a result, the results of operations at new restaurants may be inferior to those of our existing restaurants. The new restaurants may even operate at a loss.

     Another part of our growth plan is to open restaurants in markets in which we already have existing restaurants. We may be unable to attract enough customers to the new restaurants for them to operate at a profit. Even if we are able to attract enough customers to the new restaurants to operate them at a profit, those customers may be former customers of one of our existing restaurants in that market and the opening of a new restaurant in the existing market could reduce the revenue of our existing restaurants in that market.

We May Experience Higher Operating Costs, Which Would Adversely Affect Our Operating Results If We Cannot Increase Menu Prices To Cover Them.

     Our operating results are significantly dependent on our ability to anticipate and react to increases in food, labor, employee benefits and other costs. The cost of many items we serve in our restaurants are subject to seasonal fluctuations, weather, demand and other factors. We compete with other restaurants for experienced management personnel and hourly employees. Given the low unemployment rates in certain areas in which we operate, we will likely be required to continue to enhance our wage and benefits package in order to attract qualified management and other personnel. For example, we recently announced that we will offer expanded medical benefits for our hourly employees. In addition, any increase in the federal minimum wage rate would likely cause an increase in our labor costs. We cannot assure you that we will be able to anticipate and react to changing costs through our purchasing and hiring practices or menu price increases. As a result, increases in operating costs could have a material adverse effect on our business and could decrease our profitability and the cash available to service our debt obligations.

     We have completed a feasibility study on franchising our O’Charley’s restaurant concept and have begun marketing the franchise concept, but we do not believe we will generate any significant revenue or profits in 2003 related to our franchising activities. We may continue to experience expenditures and losses in implementing our franchising initiative until such time, if ever, that we generate sufficient revenue to cover these expenditures.

We Could Face Labor Shortages That Could Adversely Affect Our Results Of Operations.

     Our success depends in part upon our ability to attract, motivate and retain a sufficient number of qualified employees, including restaurant managers, kitchen staff and servers, necessary to continue our operations and to keep pace with our growth. Qualified individuals of the requisite caliber and quantity needed to fill these positions are in short supply. Given the low unemployment rates in certain areas in which we operate, we may have difficulty hiring and retaining qualified management and other personnel. Any inability to recruit and retain sufficient qualified individuals may adversely affect operating results at existing restaurants and delay the planned openings of new restaurants. Any delays in opening new restaurants or any material increases in employee turnover rates in existing restaurants could have a material adverse effect on our business, financial condition, operating results or cash flows. Additionally, we have increased wages and benefits to attract a sufficient number of competent employees, resulting in higher labor costs.

Fluctuations In Our Operating Results And Other Factors May Result In Decreases In Our Stock Price.

     In recent periods, the stock markets have experienced extreme volatility that has often been unrelated to the operating performance of particular companies. These broad market fluctuations may adversely affect the trading price of our common stock. From time to time, there may be significant volatility in the market price of our common stock. If we are unable to operate our restaurants as profitably as we have in the past, develop restaurants at a pace that reflects the expectations of the market or successfully integrate the operations of Ninety Nine, investors could sell shares of our common stock at or after the time that it becomes apparent that the expectations of the market may not be realized, resulting in a decrease in the market price of our common stock.

     In addition to our operating results, the operating results of other restaurant companies, changes in financial estimates or recommendations by analysts, speculation in the press or investment community, future sales of our common stock, the outbreak of war or other hostilities, adverse weather conditions, which can reduce the number of customers visiting our restaurants, increase operating costs and delay the construction and opening of new restaurants, federal or state legislative, licensing or regulatory changes with respect to zoning, land use, environmental factors, labor, alcoholic beverage control, health and sanitation, changes in general conditions in the economy or the financial markets or other developments affecting us or our industry, such as outbreaks of food-related disease, could cause the market price of our common stock to fluctuate substantially. In recent years, the stock market has experienced extreme price and volume fluctuations. This volatility has had a significant effect on the market prices of securities issued by many companies for reasons unrelated to their operating performance.

Our Restaurants Are Concentrated Geographically; If Any One Of The Regions In Which Our Restaurants Are Located Experiences An Economic Downturn, Adverse Weather Or Other Material Change, Our Business Results May Suffer.

     Our O’Charley’s restaurants are located predominately in the Southeastern and Midwestern United States. Our Ninety Nine restaurants are located in the Northeastern United States. We operate 36 of our 190 O’Charley’s restaurants in Tennessee and 54 of our 79 Ninety Nine restaurants in Massachusetts, including 44 in the greater Boston area. As a result, our business and our financial or operating results may be materially adversely affected by adverse economic, weather or business conditions in these markets, as well as in other geographic regions in which we locate restaurants.

Our Future Performance Depends On Our Senior Management Who Are Experienced In Restaurant Management And Who Could Not Easily Be Replaced With Executives Of Equal Experience And Capabilities.

     We depend significantly on the services of Gregory L. Burns, our Chief Executive Officer, Steven J. Hislop, our President and Chief Operating Officer, and A. Chad Fitzhugh, our Chief Financial Officer. We also depend significantly on the services of each of our Concept Presidents, including Charles F. Doe, Jr., Concept President-Ninety Nine Restaurant and Pub. Mr. Doe received significant payments at the time of our acquisition of Ninety Nine, and we do not have an employment agreement with Mr. Doe. If we lose the services of members of our senior management for any reason, we may be unable to replace them with qualified personnel, which could have a material adverse effect on our business and development. We do not have employment agreements with any of our executive officers and we do not carry key person life insurance on any of our executive officers.

Our Restaurants May Not Be Able To Compete Successfully With Other Restaurants, Which Could Adversely Affect Our Results Of Operations.

     If our restaurants are unable to compete successfully with other restaurants in new and existing markets, our results of operations will be adversely affected. The restaurant industry is intensely competitive with respect to price, service, location and food quality, and there are many well-established competitors with substantially greater financial and other resources than us, including a large number of national and regional restaurant chains. Some of our competitors have been in existence for a substantially longer period than us and may be better established in the markets where our restaurants are or may be located. To the extent that we open restaurants in larger cities and metropolitan areas, we expect competition to be more intense in those markets. We also compete with other restaurants for experienced management personnel and hourly employees and with other restaurants and retail establishments for quality sites.

Changing Consumer Preferences And Discretionary Spending Patterns Could Force Us To Modify Our Concepts And Menus And Could Result In A Reduction In Our Revenues.

     Even if we are able to compete successfully with other restaurant companies, we may be forced to make changes in our concepts and menus in order to respond to changes in consumer tastes or dining patterns. Consumer preferences could be affected by health concerns about the consumption of beef, the primary item on our Stoney River menu, or by specific events such as E. coli food poisoning or outbreaks of “mad cow,” “foot and mouth” or other diseases. If we change a restaurant concept or menu, we may lose customers who do not prefer the new concept or menu, and may not be able to attract a sufficient new customer base to produce the revenue needed to make the restaurant profitable. In addition, we may have different or additional competitors for our intended customers as a result of a concept change and may not be able to compete successfully against those competitors. Our success also depends on numerous factors affecting discretionary consumer spending, including economic conditions, disposable consumer income and consumer confidence. Adverse changes in these factors could reduce guest traffic or impose practical limits on pricing, either of which could reduce our revenues and profitability.

Any Disruption In The Operation Of Our Commissaries Could Adversely Affect Our Ability To Operate Our Restaurants.

     We operate commissaries in Nashville, Tennessee and Woburn, Massachusetts through which we purchase and distribute a substantial majority of the food products and supplies for our restaurants. If the operations of our commissaries are disrupted, we may not be able to deliver food and supplies to our restaurants. If our commissaries are unable to deliver the food products and supplies required to run our restaurants, we may not be able to find other sources of food or supplies, or, if alternative sources of food or supplies are located, our operating costs may increase. Accordingly, any disruption in the operation of our commissaries could adversely affect our ability to operate our restaurants and our results of operations.

We May Incur Costs Or Liabilities And Lose Revenue As The Result Of Government Regulation.

     Our restaurants are subject to extensive federal, state and local government regulation, including regulations related to the preparation and sale of food, the sale of alcoholic beverages, zoning and building codes, and other health, sanitation and safety matters. All of these regulations impact not only our current restaurant operations but also our ability to open new restaurants. We will be required to comply with applicable state and local regulations in new locations into which we expand. Any difficulties, delays or failures in obtaining licenses, permits or approvals in such new locations could delay or prevent the opening of a restaurant in a particular area or reduce operations at an existing location, either of which would materially and adversely affect our growth and results of operations. In addition, our commissaries are licensed and subject to regulation by the United States Department of Agriculture and are subject to further regulation by state and local agencies. Our failure to obtain or retain federal, state or local licenses for our commissaries or to comply with applicable regulations could adversely affect our commissary operations and disrupt delivery of food and other products to our restaurants. If one or more of our restaurants was unable to serve alcohol or food for even a short time period, we could experience a reduction in our overall revenue.

     The costs of operating our restaurants may increase if there are changes in laws governing minimum hourly wages, workers’ compensation insurance rates, unemployment tax rates, sales taxes or other laws and regulations, such as the federal Americans with Disabilities Act, which governs access for the disabled. If any of the above costs increase, we cannot assure you that we will be able to offset the increase by increasing our menu prices or by other means, which would adversely affect our results of operations.

Restaurant Companies Have Been The Target Of Class Actions And Other Lawsuits Alleging Violations Of Federal And State Law.

     We are subject to the risk that our results of operations may be adversely affected by legal or governmental proceedings brought by or on behalf of our employees or customers. In recent years, a number of restaurant companies have been subject to lawsuits, including class action lawsuits, alleging violations of federal and state law regarding workplace and employment matters, discrimination and similar matters. A number of these lawsuits have resulted in the payment of substantial damages by the defendants. Similar lawsuits have been instituted against us from time to time and we cannot assure you that we will not incur substantial damages and expenses resulting from lawsuits of this type, which could have a material adverse effect on our business.

We May Incur Costs Or Liabilities As A Result Of Litigation And Publicity Concerning Food Quality, Health And Other Issues That Can Cause Customers To Avoid Our Restaurants.

     We are sometimes the subject of complaints or litigation from customers alleging illness, injury or other food quality or health concerns. Litigation or adverse publicity resulting from these allegations may materially adversely affect us or our restaurants, regardless of whether the allegations are valid or whether we are liable. In addition, our restaurants are subject in each state in which we operate to “dram shop” laws that allow a person to sue us if that person was injured by an intoxicated person who was wrongfully served alcoholic beverages at one of our restaurants. A lawsuit under a dram shop law or alleging illness or injury from food may result in a verdict in excess of our liability insurance policy limits, which could result in substantial liability for us and may have a material adverse effect on our results of operations.

Our Business May Be Adversely Affected By Our Leverage And Our Obligations Under Capital And Operating Leases.

     Our financial performance could be affected by our level of debt. We entered into new senior credit facilities in connection with our acquisition of Ninety Nine which significantly increased our debt. As of December 29, 2002 and after giving effect to the acquisition of Ninety Nine, the total amount of our long-term debt and capitalized lease obligations, including current portion, was approximately $249 million. In addition, as of December 29, 2002 and after giving effect to the acquisition of Ninety Nine, we were a party to operating leases requiring approximately $271 million in minimum future lease payments. In addition, we intend to continue to make borrowings under our revolving credit facility in connection with the development of new restaurants and for other general corporate purposes, and we expect the aggregate amount of our indebtedness and capitalized and operating lease obligations will increase, perhaps substantially.

     The amount of our indebtedness and lease obligations could have important consequences to investors, including the following:

•	our ability to obtain additional financing in the future may be impaired;

•	a substantial portion of our cash flow from operations must be applied to pay principal and interest on our indebtedness and lease payments under capitalized and operating leases, thus reducing funds available for other purposes;

•	some of our borrowings, including borrowings under our revolving credit and term loan facility, are and will continue to be at variable rates based upon prevailing interest rates, which will expose us to the risk of increased interest rates;

•	we may be substantially more leveraged than some of our competitors, which may place us at a competitive disadvantage; and

•	our leverage may limit our flexibility to adjust to changing market conditions, reduce our ability to withstand competitive pressures and make us more vulnerable to a downturn in general economic conditions or our business.

We Are Subject To Restrictive Covenants, Which May Restrict Our Operational Flexibility.

     Our senior credit facilities contain covenants that restrict our ability to incur additional indebtedness, pay dividends on and redeem capital stock, make other restricted payments, including investments, sell our assets and enter into consolidations, mergers and transfers of our assets. Our senior credit facilities also require us to satisfy financial ratio tests. In addition, certain of our lease agreements contain restrictive covenants. Our ability to meet those financial ratio tests and restrictive covenants can be affected by events beyond our control and we cannot assure you that we will continue to meet those tests in the future. The failure to comply with any of these covenants would cause a default under our credit facilities. Any of these defaults, if not waived, could result in the acceleration of all of our debt, in which case the debt would become immediately due and payable. If this occurs, we may not be able to repay our debt or borrow sufficient funds to refinance it. Even if new financing were available, it may not be on terms that are acceptable to us.

Our Shareholder Rights Plan, Charter And Bylaws And Tennessee Law Could Delay Or Prevent A Change In Control Of Our Company That Our Shareholders Consider Favorable.

     We have a shareholder rights plan that may have the effect of discouraging unsolicited takeover proposals. The rights issued under the shareholder rights plan would cause substantial dilution to a person or group that attempts to acquire us on terms not approved in advance by our board of directors. In addition, provisions in our charter and bylaws and Tennessee law may discourage, delay or prevent a merger, acquisition or change in control involving our company that our shareholders may consider favorable. These provisions could also discourage proxy contests and make it more difficult for shareholders to elect directors and take other corporate actions. Among other things, these provisions:

•	authorize us to issue preferred stock, the terms of which may be determined at the sole discretion of our board of directors and may adversely affect the voting or economic rights of our common shareholders;

•	provide for a classified board of directors with staggered three year terms so that no more than one-third of our directors could be replaced at any annual meeting;

•	provide that directors may be removed only for cause;

•	provide that any amendment or repeal of the provisions of our charter establishing our classified board of directors and concerning the removal of directors must be approved by the affirmative vote of the holders of two-thirds of our outstanding shares; and

•	establish advance notice requirements for nominations for election to the board of directors or for proposing matters that can be acted on by shareholders at a meeting.

     We also have severance agreements with certain members of our senior management and we are subject to anti-takeover provisions under Tennessee law. These provisions of our charter and bylaws, Tennessee law, our shareholder rights plan and the severance agreements may discourage transactions that otherwise could provide for the payment of a premium over prevailing market prices for our common stock and also could limit the price that investors are willing to pay in the future for shares of our common stock.

We May Issue A Substantial Number Of Shares Of Our Common Stock Under Our Stock Option And Stock Purchase Plans, And Shareholders May Be Adversely Affected By The Issuance Of Those Shares.

     As of December 29, 2002 and after giving effect to options granted to employees of Ninety Nine upon the consummation of the acquisition, options to purchase 4.1 million shares of our common stock, representing 16.1% of our shares and options outstanding at that date after giving effect to the stock issuable in connection with the acquisition of Ninety Nine, were outstanding. These options had a weighted average exercise price of $13.59 per share. As of December 29, 2002 and after giving effect to options granted to employees of Ninety Nine, we had an additional 1.8 million shares authorized for issuance under our stock purchase and stock option plans which represented 7.2% of our outstanding shares and options at December 29, 2002 after giving effect to the stock issuable in connection with the acquisition of Ninety Nine. We believe that the issuance of stock options is an important tool to motivate our employees and align their interests with those of our shareholders and we intend to continue issuing stock options to our employees. We believe that the shares authorized for issuance under our plans will be sufficient to cover awards to our employees through at least 2003, although there can be no assurance in this regard. The issuance of significant additional shares of our common stock upon the exercise of outstanding options or otherwise pursuant to these stock plans could have a material adverse effect on the market price of our common stock and could significantly dilute the interests of other shareholders. In addition, in connection with our acquisition of Ninety Nine, we are obligated to issue approximately 1.4 million shares of our common stock to the prior owners of Ninety Nine over the five-year period which began on January 27, 2003. The future issuances of these shares will dilute the interests of other shareholders and could adversely affect the market price of our common stock.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

     This prospectus and the documents incorporated or deemed to be incorporated by reference in this prospectus contain forward-looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements, which are based on assumptions and estimates and describe our future plans, strategies and expectations, are generally identifiable by the use of the words “anticipate,” “will,” “believe,” “estimate,” “expect,” “intend,” “seek,” or similar expressions. These forward-looking statements may address, among other things, our operating and growth strategy, projections of revenue, income or loss, information regarding future restaurant openings and capital expenditures, potential increases in food and other operating costs, our development, expansion and franchising plans and future operations, contributions to our net sales by acquired companies, and our ability to realize expected synergies from acquisitions. These forward-looking statements are subject to risks, uncertainties and assumptions. Important factors that could cause actual results to differ materially from the forward-looking statements we make or incorporate by reference in this prospectus are described under the caption “Risk Factors” in this prospectus and in the documents incorporated or deemed to be incorporated by reference in this prospectus.

     If one or more of these risks or uncertainties materialize, or if any underlying assumptions prove incorrect, our actual results, performance or achievements may vary materially from future results, performance or achievements expressed or implied by these forward-looking statements. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements in this section. We undertake no obligation to publicly update or revise any forward-looking statements to reflect future events or developments.

SELLING SHAREHOLDERS

     The following table sets forth information provided to us by the selling shareholders regarding their beneficial ownership of our common stock as of April 3, 2003, and as adjusted to reflect the sale of the shares offered hereby, assuming that all of the shares offered hereby will be sold. Under the rules of the SEC, a person is deemed to be a “beneficial owner” of a security if he or she has or shares the power to vote or direct the voting of the security, has or shares the power to dispose of or direct the disposition of the security, or has the right to acquire the security within 60 days.

	Shares Beneficially Owned		Shares Beneficially Owned
Shareholder	Prior to the Offering	Shares Being Offered	After the Offering

			Number	Percent (%)

Charles F. Doe, Jr.	117,648	117,648	0	0
William A. Doe, III	117,647	117,647	0	0
Dana G. Doe	117,647	117,647	0	0
Barbara Doe	196,078	196,078	0	0
Deborah Wamsher	196,078	196,078	0	0
Amy Noordzij	196,078	196,078	0	0

     The shares being offered by the selling shareholders were acquired in connection with our acquisition of the Ninety Nine Restaurant and Pub on January 27, 2003 pursuant to the terms of (1) an Asset Purchase Agreement, dated as of October 28, 2002, by and among us, 99 Boston, Inc., a Massachusetts corporation, 99 Boston of Vermont, Inc., a Vermont corporation, Doe Family II LLC, a Massachusetts limited liability company (“Doe Family II LLC”), William A. Doe, III, Dana G. Doe, and Charles F. Doe, Jr., and (2) a Merger Agreement, dated as of October 28, 2002, by and among us, Volunteer Acquisition Corporation, a Massachusetts corporation and a wholly-owned subsidiary of our company, 99 West, Inc., a Massachusetts corporation, William A. Doe, III, Dana G. Doe, and Charles F. Doe, Jr. (collectively, the “Ninety Nine Acquisition”). Pursuant to the Ninety Nine Acquisition, we paid approximately $116 million in cash and issued an aggregate of 941,176 shares of our common stock upon closing and are obligated to issue an aggregate of approximately 1.4 million additional shares over the five-year period which began on January 27, 2003.

     Of the 941,176 shares of our common stock issued in connection with the Ninety Nine Acquisition, Charles F. Doe, Jr., William A. Doe, III and Dana G. Doe received 55,836 shares, 55,835 shares and 55,835 shares, respectively, and Doe Family II LLC received 773,670 shares. Doe Family II LLC distributed its shares of our common stock to its members. Charles F. Doe, Jr., William A. Doe, III, Dana G. Doe, Barbara Doe, Deborah Wamsher and Amy Noordzij are members of Doe Family II LLC and, except as noted above, received the shares offered hereby in connection with the distribution made by Doe Family II LLC. The selling shareholders have exercised their right to request that we register the shares offered hereby pursuant to a Registration Rights Agreement, dated January 27, 2003 (the “Registration Rights Agreement”), that we entered into in connection with the Ninety Nine Acquisition.

     Charles F. Doe, Jr. serves as Concept President – Ninety Nine Restaurant and Pub, and William A. Doe, III and Dana G. Doe are also officers of the Ninety Nine Restaurant and Pub concept. In connection with the Ninety Nine Acquisition, these individuals are entitled to receive additional shares of our common stock over the five-year period which began on January 27, 2003.

USE OF PROCEEDS

     All of the shares covered by this prospectus are being offered by the selling shareholders. We will not receive any of the proceeds from the sale of the shares.

PLAN OF DISTRIBUTION

     The shares may be sold from time to time by the selling shareholders or by certain permitted successors or assigns as set forth in the Registration Rights Agreement. The selling shareholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. The selling shareholders may make these sales on the Nasdaq Stock Market or otherwise, at prices and terms that are then-prevailing or at prices related to the then-current market price, at fixed prices or in privately negotiated transactions. The selling shareholders may use one or more of the following methods to sell the shares of common stock:

•	a block trade in which a selling shareholder’s broker or dealer will attempt to sell the shares as agent, but may position and resell all or a portion of the block as a principal to facilitate the transaction;

•	a broker or dealer may purchase the common stock as a principal and then resell the common stock for its own account pursuant to this prospectus;

•	an over-the-counter distribution in accordance with the rules of the applicable automated interdealer quotation system;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	sales through underwriters or dealers who may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders or such successors in interest and/or from the purchasers of shares for whom they act as agents; and

•	the pledge of the shares as security for any loan or obligation, including pledges to brokers or dealers who may, from time to time, themselves effect distribution of the shares or interests therein.

     The selling shareholders may enter into hedging transactions with broker-dealers in connection with sales of the shares or otherwise. In these transactions, broker-dealers may engage in short sales of the shares in the course of hedging the positions they assume with the selling shareholders. The selling shareholders may enter into option or other transactions with broker-dealers that require the delivery to the broker-dealer of the shares. The broker-dealer may then resell or otherwise transfer the shares under this prospectus. The selling shareholders also may loan or pledge the shares to a broker-dealer. The broker-dealer may sell the loaned shares, or upon a default the broker-dealer may sell the pledged shares under this prospectus.

     The aggregate proceeds to the selling shareholders from the sale of the shares will be the purchase price of the common stock sold less the aggregate selling commissions, if any, and other expenses of issuance and distribution not borne by us. Broker-dealers or agents may receive compensation in the form of commissions, discounts or concessions from selling shareholders. Broker-dealers or agents may also receive compensation from the purchasers of the shares for whom they act as agents or to whom they sell as principal, or both. Compensation as to a particular broker-dealer might be in excess of customary commissions and will be in amounts to be negotiated in connection with the sale. Broker-dealers or agents and any other participating broker-dealers or the selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act in connection with sales of the shares. Accordingly, any such commission, discount or concession received by them and any profit on the resale of the shares purchased by them may be deemed to be underwriting discounts or concessions under the Securities Act. Because selling shareholders may be deemed to be “underwriters” within the meaning of Section 2(a)(11) of the Securities Act, the selling shareholders may be subject to the prospectus delivery requirements of the Securities Act.

     To the extent required, the specific shares of common stock to be sold, the names of the selling shareholders, purchase price, public offering price, the names of any such agent, dealer or underwriter, and any applicable commission or discount with respect to a particular offering will be described in a supplement to this prospectus.

     Pursuant to the Registration Rights Agreement, we have agreed to bear certain expenses of registration of the shares under the federal and state securities laws and of any offering and sale hereunder, but not including certain expenses such as (1) underwriting discounts, selling commissions and stock transfer taxes attributable to the sale of the shares and (2) fees and expenses of the selling shareholders’ counsel which exceed $10,000.

     The Registration Rights Agreement provides that we will indemnify the selling shareholders against certain liabilities, including liabilities under the Securities Act. The selling shareholders have agreed to indemnify us and certain related persons against certain liabilities, including liabilities under the Securities Act.

     Any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than pursuant to this prospectus.

     There can be no assurance that the selling shareholders will sell any or all of the shares of our common stock offered by them hereunder.

LEGAL MATTERS

     Certain legal matters with respect to the shares of common stock offered hereby will be passed upon for us by Bass, Berry & Sims PLC, Nashville, Tennessee.

EXPERTS

     The consolidated financial statements of O’Charley’s Inc. and subsidiaries as of December 29, 2002 and December 30, 2001, and for each of the fiscal years in the three-year period ended December 29, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The audit report covering the December 29, 2002 consolidated financial statements refers to a change in accounting for goodwill and other intangible assets.

     The combined financial statements of 99 Restaurant and Pub as of June 30, 2002 and June 24, 2001 and for each of the fiscal years in the two-year period ended June 30, 2002, have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE CAN YOU FIND MORE INFORMATION

     We file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any materials we file with the SEC at the SEC’s public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for more information on its public reference rooms. The SEC also maintains an Internet website at http://www.sec.gov that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

     We have filed with the SEC a registration statement, which contains this prospectus, on Form S-3 under the Securities Act. The registration statement relates to the common stock offered by the selling shareholders. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. Please refer to the registration statement and its exhibits and schedules for further information with respect to us and the common stock. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete and, in each instance, we refer you to the copy of that contract or document filed as an exhibit to the registration statement. You may read and obtain a copy of the registration statement and its exhibits and schedules from the SEC, as described in the preceding paragraph.

INCORPORATION BY REFERENCE

     The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to those documents that we have previously filed with the SEC or documents that we will file with the SEC in the future. The information incorporated by reference is considered to be part of this prospectus, and later information that we file with the SEC will automatically update and supersede this information. We incorporate by reference into this prospectus any filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this prospectus until the termination of this offering, as well as the following documents:

•	Our Annual Report on Form 10-K for the fiscal year ended December 29, 2002, as amended by our Annual Report on Form 10-K/A, Amendment No. 1, dated April 3, 2003;

•	Our Current Report on Form 8-K, filed with the SEC on January 29, 2003;

•	Our Current Report on Form 8-K, filed with the SEC on February 11, 2003;

•	Our Current Report on Form 8-K/A, Amendment No. 1, filed with the SEC on March 27, 2003;

•	Our Current Report on Form 8-K, filed with the SEC on March 28, 2002; and

•	The description of our common stock and associated rights to purchase Series A Junior Preferred Stock contained in our Registration Statement on Form 8-A/A filed with the SEC on April 25, 2001.

     Information furnished under Item 9 of our Current Reports on Form 8-K, including the related exhibits, is not incorporated by reference in this prospectus and the registration statement.

     We will provide, without charge, to each person, including any beneficial owner, to whom this prospectus is delivered, upon written or oral request of such person, a copy of any document incorporated by reference in this prospectus (not including exhibits to such documents unless such exhibits are specifically incorporated by reference into the information incorporated into this prospectus). Request for such information should be directed to Corporate Secretary, O’Charley’s Inc., 3038 Sidco Drive, Nashville, Tennessee 37204 (Telephone 615-256-8500).

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

     The expenses to be paid by the Registrant in connection with the distribution of the securities being registered are as set forth in the following table:

Registration Fee Under Securities Act of 1933		$1,838.70
*	Blue Sky Fees and Expenses	$500
*	Legal Fees and Expenses	$10,000
*	Accounting Fees and Expenses	$3,000
*	Printing and Engraving	$1,000
*	Miscellaneous	$500

*	Total	$16,838.70

*	Estimated.

Item 15. Indemnification of Directors and Officers.

     The Tennessee Business Corporation Act (“TBCA”) provides that a corporation may indemnify any of its directors and officers against liability incurred in connection with a proceeding if (i) the director or officer acted in good faith, (ii) in the case of conduct in his or her official capacity with the corporation, the director or officer reasonably believed such conduct was in the corporation’s best interest, (iii) in all other cases, the director or officer reasonably believed that his or her conduct was not opposed to the best interest of the corporation, and (iv) in connection with any criminal proceeding, the director or officer had no reasonable cause to believe that his or her conduct was unlawful. In actions brought by or in the right of the corporation, however, the TBCA provides that no indemnification may be made if the director or officer was adjudged to be liable to the corporation. In cases where the director or officer is wholly successful, on the merits or otherwise, in the defense of any proceeding instigated because of his or her status as an officer or director of a corporation, the TBCA mandates that the corporation indemnify the director or officer against reasonable expenses incurred in the proceeding. The TBCA also provides that in connection with any proceeding charging improper personal benefit to an officer or director, no indemnification may be made if such officer or director is adjudged liable on the basis that personal benefit was improperly received. Notwithstanding the foregoing, the TBCA provides that a court of competent jurisdiction, upon application, may order that an officer or director be indemnified for reasonable expenses if, in consideration of all relevant circumstances, the court determines that such individual is fairly and reasonably entitled to indemnification, whether or not the standard of conduct set forth above was met.

     Article VIII of the Registrant’s Restated Charter provides that, to the fullest extent permitted by the TBCA, as amended from time to time, directors shall not be liable to the Registrant or its shareholders for monetary damages for breach of fiduciary duty as a director, and that to the extent permitted by the TBCA, the liability of a director to the Registrant or its shareholders shall be further limited or eliminated. The Registrant’s Amended and Restated By-laws provide that the Registrant shall indemnify from liability, and advance expenses to, each present or former director or officer of the Registrant to the fullest extent allowed under Tennessee law, as now or hereafter in effect.

     The Registrant has obtained directors’ and officers’ liability insurance, the effect of which is to indemnify the directors and officers of the Registrant against certain damages and expenses because of certain claims made against them caused by their negligent act, error or omission.

Item 16. Exhibits.

2.1	Asset Purchase Agreement by and among O’Charley’s Inc., 99 Boston, Inc., 99 Boston of Vermont, Inc., Doe Family II, LLC, and each of William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2002).
2.2	Merger Agreement by and among O’Charley’s Inc., Volunteer Acquisition Corporation, 99 West, Inc., and each of William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2002).
3.1	Restated Charter of O’Charley’s Inc. (restated electronically for SEC filing purposes only and incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2000).
3.2	Amended and Restated Bylaws of O’Charley’s Inc. (incorporated by reference to Exhibit 3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 22, 2001).
4.1	Form of Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, Registration No. 33-35170).
4.2	Rights Agreement, dated December 8, 2000, between the Company and First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2000).
4.3	Registration Rights Agreement, dated January 27, 2003, between O’Charley’s Inc., 99 Boston, Inc., Doe Family II, LLC, William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2003).
5.1	Opinion of Bass, Berry & Sims PLC.*
23.1	Consent of Independent Auditors.
23.2	Consent of Independent Auditors.
23.3	Consent of Bass, Berry & Sims PLC (included in their opinion filed as Exhibit 5.1).
24.1	Powers of Attorney.*

*	Previously filed

Item 17. Undertakings.

     (a)     The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of this registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this registration statement or any material change to such information in this registration statement; provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b)     The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act and that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c)     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on April 3, 2003.

O’CHARLEY’S INC

By:	/s/ Gregory L. Burns

Gregory L. Burns Chief Executive Officer and Chairman of the Board

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

/s/ Gregory L. Burns Gregory L. Burns	Chief Executive Officer and Chairman of the Board (Principal Executive Officer)	April 3, 2003

* Steven J. Hislop	President and Director	April 3, 2003

/s/ A. Chad Fitzhugh A. Chad Fitzhugh	Chief Financial Officer, Secretary, Treasurer (Principal Financial and Accounting Officer)	April 3, 2003

* John W. Stokes, Jr.	Director	April 3, 2003

* Richard Reiss, Jr.	Director	April 3, 2003

* G. Nicholas Spiva	Director	April 3, 2003

* H. Steve Tidwell	Director	April 3, 2003

* Samuel H. Howard	Director	April 3, 2003

* Shirley A. Zeitlin	Director	April 3, 2003

* Dale W. Polley	Director	April 3, 2003

* Robert J. Walker	Director	April 3, 2003

* /s/ A. Chad Fitzhugh A. Chad Fitzhugh, Attorney-in-Fact

EXHIBIT INDEX

2.1	Asset Purchase Agreement by and among O’Charley’s Inc., 99 Boston, Inc., 99 Boston of Vermont, Inc., Doe Family II, LLC, and each of William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (incorporated by reference to Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2002).
2.2	Merger Agreement by and among O’Charley’s Inc., Volunteer Acquisition Corporation, 99 West, Inc., and each of William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (incorporated by reference to Exhibit 2.2 to the Company’s Current Report on Form 8-K filed with the SEC on November 1, 2002).
3.1	Restated Charter of O’Charley’s Inc. (restated electronically for SEC filing purposes only and incorporated by reference to Exhibit 3 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2000).
3.2	Amended and Restated Bylaws of O’Charley’s Inc. (incorporated by reference to Exhibit 3 of the Company’s Quarterly Report on Form 10-Q for the quarter ended April 22, 2001).
4.1	Form of Certificate for the Common Stock (incorporated by reference to Exhibit 4.1 to the Company’s Registration Statement on Form S-1, Registration No. 33-35170).
4.2	Rights Agreement, dated December 8, 2000, between the Company and First Union National Bank, as Rights Agent (incorporated by reference to Exhibit 4 to the Company’s Current Report on Form 8-K filed with the SEC on December 27, 2000).
4.3	Registration Rights Agreement, dated January 27, 2003, between O’Charley’s Inc., 99 Boston, Inc., Doe Family II, LLC, William A. Doe, III, Dana G. Doe and Charles F. Doe, Jr. (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 29, 2003).
5.1	Opinion of Bass, Berry & Sims PLC.*
23.1	Consent of Independent Auditors.
23.2	Consent of Independent Auditors.
23.3	Consent of Bass, Berry & Sims PLC (included in their opinion filed as Exhibit 5.1).
24.1	Powers of Attorney.*

*	Previously filed